SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant☑
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
Radio One, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706
301-306-1111

June 21, 2007

Dear Fellow Stockholder:

You are cordially invited to attend the 2007 annual meeting of stockholders of Radio One, Inc. (“Radio One”), to be held on Thursday, July 19, 2007 at 9:30 a.m. Eastern Time, at the Mandarin Oriental Hotel, 1330 Maryland Avenue, SW, Washington, DC 20024.

At this meeting, the Class A and Class B shareholders will be asked to vote on several proposals, all of which are described in detail in the attached proxy statement. Also enclosed are Radio One’s Annual Report on Form 10-K for the year ended December 31, 2006 and, if you are a holder of Class A or Class B common stock, a proxy card.

Whether or not you plan to attend the annual meeting in person, if you are a Class A or Class B shareholder it is important that your shares be represented and voted at the meeting. After reading the attached proxy statement, please complete, sign, date and promptly return the proxy card in the enclosed self-addressed envelope. No postage is required if it is mailed in the United States. Submitting the proxy will not preclude you from voting in person at the annual meeting should you later decide to do so.

Your cooperation in promptly returning your completed proxy is greatly appreciated. We look forward to seeing you at the annual meeting.

Sincerely,

Alfred C. Liggins, III
Chief Executive Officer

Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706
301-306-1111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 19, 2007

NOTICE IS HEREBY GIVEN that the 2007 annual meeting of stockholders of Radio One, Inc., a Delaware corporation (“Radio One”), will be held on July 19, 2007 at 9:30 a.m. Eastern Time, at the Mandarin Oriental Hotel, 1330 Maryland Avenue, SW, Washington, DC 20024 to consider and act upon the following matters:

(1) The election of Terry L. Jones and Brian W. McNeill as Class A directors to serve until the 2008 annual meeting of stockholders or until their successors are duly elected and qualified.

(2) The election of Catherine L. Hughes, Alfred C. Liggins, III, D. Geoffrey Armstrong, Ronald E. Blaylock and B. Doyle Mitchell, Jr. as directors to serve until the 2008 annual meeting of stockholders or until their successors are duly elected and qualified.

(3) The ratification of the appointment of Ernst & Young LLP as independent auditors for Radio One for the year ending December 31, 2007.

(4) The transaction of such other business as may properly come before the 2007 annual meeting or any adjournment thereof.

At this time, the board of directors is not aware of any other business that will be presented for consideration at the 2007 annual meeting.

The Board of Directors Unanimously Recommends that the Stockholders Vote “For” each of Proposals 1, 2 and 3 to be Presented at the Annual Meeting.

Only Class A and Class B stockholders of record at the close of business on June 15, 2007 will be entitled to vote at the 2007 annual meeting or any adjournment thereof. A list of stockholders entitled to vote at the 2007 annual meeting will be available for inspection by any stockholder, for any reason germane to the meeting, during ordinary business hours during the ten days prior to the meeting at Radio One’s offices at 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706. If you wish to view the list of stockholders, please contact Linda J. Vilardo, Radio One’s Assistant Secretary, at (301) 306-1111.

We hope that you will be able to attend the 2007 annual meeting in person. However, whether or not you plan to attend, if you are a holder of Class A or Class B common stock, please complete, date, sign, and return the enclosed proxy card promptly to ensure that your shares are represented at the meeting. If you do attend the meeting, you may revoke your proxy if you wish to vote in person. The return of the enclosed proxy card will not affect your right to revoke your proxy or to vote in person if you do attend the meeting.

By Order of the Board of Directors,

Linda J. Vilardo
Assistant Secretary

Dated: June 21, 2007

Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 19, 2007

QUESTIONS AND ANSWERS ABOUT THIS ANNUAL MEETING

In this proxy statement, Radio One, Inc. is referred to as “we,” “us,” “our,” “Radio One” or “the Company.”

Q:  Why did I receive this proxy statement?

You received this proxy statement because our board of directors is soliciting your proxy to vote at our annual meeting of stockholders (including any adjournment or postponement of the annual meeting). The annual meeting will be held on July 19, 2007 at 9:30 a.m. Eastern Time, at the Mandarin Oriental Hotel, 1330 Maryland Avenue, SW, Washington, DC 20024. This proxy statement and a copy of our Annual Report on Form 10-K for the year ended December 31, 2006 are first being mailed on or about June 27, 2007 to stockholders of record at the close of business on June 15, 2007.

Q:  What am I voting on?

You are being asked to consider and vote on the following:

(1) the election of Terry L. Jones and Brian W. McNeill as Class A directors to serve for a one year term ending in 2008 (Proposal 1);

(2) the election of Catherine L. Hughes, Alfred C. Liggins, III, D. Geoffrey Armstrong, Ronald E. Blaylock and B. Doyle Mitchell, Jr. as directors to serve for a one year term ending in 2008 (Proposal 2); and

(3) the ratification of the appointment of Ernst & Young LLP as independent auditors for Radio One for the year ending December 31, 2007 (Proposal 3).

No matters other than those referred to above are presently scheduled to be considered at the meeting.

Q:  Who is entitled to vote?

Holders of Class A and Class B common stock at the close of business on June 15, 2007, the record date, will be entitled to vote at the meeting. As of June 15, 2007, there were 4,925,689 shares of Class A common stock and 2,861,843 shares of Class B common stock issued, outstanding and eligible to vote. Each share of Class A common stock is entitled to one non-cumulative vote and each share of Class B common stock is entitled to ten non-cumulative votes.

Q:  How do I vote?

You may attend the meeting and vote in person or you can vote by proxy. To vote by proxy, sign and date each proxy card you receive and return it to us by mail in the postage-paid envelope provided. The instructions for voting are contained on the enclosed proxy card. The individuals named on the card are your proxies. They will vote your shares as you indicate. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted as follows:

•	Proxies received from the holders of Class A common stock will be voted FOR all of the nominees for Class A director (for which holders of Class B common stock are not eligible to vote).

•	Proxies received from holders of Class A common stock and Class B common stock will be voted FOR:

(i) All of the other nominees for director;

(ii) Ratification of the appointment of Ernst & Young LLP as independent auditors for Radio One for the year ending December 31, 2007; and

(iii) At the discretion of the proxies, on any other matter that may be properly brought before the meeting.

Votes may be cast in favor of or in opposition to each proposal or, in the case of the election of directors, votes may be cast in favor of the election of each nominee or withheld. Other than in the election of directors, abstentions may be specified on each proposal. Abstentions, instructions to withhold voting authority and broker non-votes are not deemed to be votes cast and, accordingly, will have no effect on the outcome of the voting.

Q:  How do I change my proxy?

You may change or revoke your proxy at any time before the meeting by either notifying our Assistant Secretary or returning a later-dated proxy. You may also revoke your proxy by voting in person at the annual meeting. The address of our Assistant Secretary is 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706, Attention: Linda J. Vilardo, Assistant Secretary. If your shares are held in the name of a broker, bank or other record holder (i.e., in “street name”), you must either direct the record holder of your shares how to vote your shares or obtain a proxy from the record holder to vote at the meeting.

Q:  What does it mean if I obtain more than one proxy card?

If you receive more than one proxy card it means you hold shares registered in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted.

Q:  What are the voting rights of the Class A common stock and the Class B common stock?

On each matter submitted to a vote of our shareholders, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. Members of our board of directors are elected by a plurality of votes cast. This means that the nominees that receive the most votes cast will be elected to the board, even if they do not receive a majority of votes cast. At the close of business on June 15, 2007, there were 4,925,689 outstanding shares of our Class A common stock and 2,861,843 outstanding shares of our Class B common stock. Accordingly, a total of 33,544,119 votes may be cast at the meeting. Class C and Class D common stock are not entitled to vote on any proposal presented at the meeting.

Q:  What constitutes a quorum?

A quorum exists when the holders of a majority of the outstanding shares of Radio One voting common stock are present at the meeting in person or by proxy. A quorum is necessary to take action at the meeting. Abstentions and instructions to withhold voting authority, but not broker non-votes, are counted as present for purposes of determining whether there is a quorum. A broker non-vote occurs when a nominee who holds shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner. In the event that a quorum is not obtained at the meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

If a quorum is not present, the shareholders present in person or by proxy may adjourn the meeting to another time or place. Unless the adjournment is for more than thirty days or a new record date is set for the adjourned meeting, no further notice of the adjourned meeting need be given. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Q:  How many votes are needed for approval of each proposal?

If a quorum is present at the meeting:

•	the affirmative vote of a plurality of the votes cast by all eligible holders of Class A common stock will be necessary for the election of Terry L. Jones and Brian W. McNeill as Class A directors;

•	the affirmative vote of a plurality of the votes cast by all eligible holders of Class A common stock and Class B common stock will be necessary for the election of the remaining director nominees; and

•	the affirmative vote of a majority of the votes cast by all eligible holders of Class A common stock and Class B common stock will be necessary for the ratification of the appointment of the independent auditors.

Q:  How do our officers and directors intend to vote?

We have been advised by various members of management and the board of directors who, in the aggregate, hold or otherwise have voting power with respect to 186,540 shares of Class A common stock and 2,861,843 shares of Class B common stock (together representing approximately 86% of the votes possible) that they intend to vote such shares in favor of each of the proposals to be presented for consideration and approval at the meeting.

Q:  Who can attend the Annual Meeting?

All shareholders as of June 15, 2007 can attend.

Q:  Who will pay the cost of this proxy solicitation?

We will pay all expenses incurred in connection with this proxy solicitation. We will solicit proxies by mail, and the directors, officers and employees of Radio One may also solicit proxies by telephone, facsimile, telegram or in person. Those persons will receive no additional compensation for these services but will be reimbursed for reasonable out-of-pocket expenses.

Q:  Who will count the vote?

Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed for the meeting.

PROPOSAL 1 — ELECTION OF CLASS A DIRECTORS
(CLASS A COMMON STOCK ONLY)

Two Class A directors will be elected at the 2007 annual meeting to serve until the 2008 annual meeting. The two nominees are Terry L. Jones and Brian W. McNeill. Each of them is an incumbent director. These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by the board of directors. To be elected, each nominee must receive the affirmative vote of a plurality of the votes cast by the holders of the Class A common stock. There is no cumulative voting for the board of directors. Following is certain biographical information about the nominees for Class A director.

The Board Unanimously Recommends that You Vote “For” each
of the Persons Nominated for Class A Director in Proposal 1.

Terry L. Jones Director since 1995 Age: 60	Since 1990, Mr. Jones has been President of Syndicated Communications, Inc. (‘‘Syncom”), a communications venture capital investment company, and its wholly owned subsidiary, Syncom Capital Corporation. He joined Syncom in 1978 as a Vice President. Mr. Jones serves in various capacities, including director, president, general partner and vice president, for various other entities affiliated with Syncom. He also serves on the board of directors of Iridium Satellite LLC, TV One, LLC, Syncom Management Company, Inc. and Cyber Digital Inc., a publicly held company.

Brian W. McNeill Director since 1995 Age: 51	Mr. McNeill is a founder and Managing General Partner of Alta Communications, the successor firm to Burr, Egan, Deleage & Co. He specializes in identifying and managing investments in the traditional sectors of the media industry, including radio and television broadcasting, cable television, outdoor advertising and other advertising-based or cash flow-based businesses. Mr. McNeill currently serves on the board of directors of ACME Communications, Inc., a publicly traded company, and a number of private companies in the radio and television industries. He joined Burr, Egan, Deleage & Co. as a General Partner in 1986, where he focused on the media and communications industries. Previously, Mr. McNeill formed and managed the broadcasting lending division at the Bank of Boston. He received an MBA from the Amos Tuck School of Dartmouth College and graduated magna cum laude with a degree in economics from the College of the Holy Cross.

PROPOSAL 2 — ELECTION OF OTHER DIRECTORS

Five other directors will be elected by the holders of Class A common stock and Class B common stock voting together at the meeting, to serve until the 2008 annual meeting. The five nominees are Catherine L. Hughes, Alfred C. Liggins, III, D. Geoffrey Armstrong, Ronald E. Blaylock and B. Doyle Mitchell, Jr. Each of the nominees other than B. Doyle Mitchell, Jr. is an incumbent director. These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by the board of directors. To be elected, the five persons nominated for director must receive the affirmative vote of a plurality of the votes cast by all stockholders entitled to vote. There is no cumulative voting for the board of directors. The table below contains certain biographical information about the nominees.

The Board Unanimously Recommends that You Vote “For”
each of the Persons Nominated in Proposal 2.

Catherine L. Hughes Chairperson of the Board and Secretary Director since 1980 Age: 60	Ms. Hughes has been Chairperson of the Board and Secretary of Radio One since 1980, and was Chief Executive Officer of Radio One from 1980 to 1997. Since 1980, Ms. Hughes has worked in various capacities for Radio One including President, General Manager, General Sales Manager and talk show host. She began her career in radio as General Sales Manager of WHUR-FM, the Howard University-owned, urban-contemporary radio station. Ms. Hughes is the mother of Mr. Liggins, Radio One’s Chief Executive Officer, President, Treasurer and Director.

Alfred C. Liggins, III Chief Executive Officer, President and Treasurer Director since 1989 Age: 42	Mr. Liggins has been Chief Executive Officer of Radio One since 1997, and President and Treasurer since 1989. Mr. Liggins joined Radio One in 1985 as an account manager at WOL-AM. In 1987, he was promoted to General Sales Manager and promoted again in 1988 to General Manager overseeing Radio One’s Washington, DC operations. After becoming President, Mr. Liggins engineered Radio One’s expansion into new markets. Mr. Liggins is a graduate of the Wharton School of Business/Executive MBA Program. Mr. Liggins is the son of Ms. Hughes, Radio One’s Chairperson and Secretary.

D. Geoffrey Armstrong Director since 2001 Age: 49	Mr. Armstrong is currently Chief Executive Officer of 310 Partners, a private investment firm. From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, Inc., which was publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications in September 2000. Prior to that, he was Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM, Inc. Mr. Armstrong was a founder of SFX Broadcasting, which went public in 1993, and subsequently served as Chief Financial Officer, Chief Operating Officer, and a director until the company was sold in 1998. Mr. Armstrong is also a director of Nexstar Broadcasting Group, Inc., a publicly held company.

Ronald E. Blaylock Director since 2002 Age: 47	Mr. Blaylock is the founder, Chairman and Chief Executive Officer of Blaylock & Company, Inc., an investment banking firm. Mr. Blaylock held senior management positions with PaineWebber Group and Citicorp before launching Blaylock & Partners in 1993. Mr. Blaylock is also a director of the W.R. Berkley Corporation, a publicly held company.

B. Doyle Mitchell, Jr. Nominee Age: 45	B. Doyle Mitchell, Jr. is President and CEO of Industrial Bank, NA, in the Washington, DC metropolitan area. He was elected to the board of directors of Industrial Bank, N.A. in 1990 and has been President since 1993. Mr. Mitchell serves on the board of directors of the Federal City Council, the Luke C. Moore Academy, Sewell Music Conservatory, Leadership Greater Washington, the Washington Performing Arts Society, the Greater Prince Georges Business Roundtable and the D.C. Chamber of Commerce, of which he was Chairman in 2001, and is one of the owners of the Washington Nationals Baseball Team.

EXECUTIVE OFFICERS

In the table below we set forth certain information on those persons currently serving as our executive officers. Biographical information on Catherine L. Hughes, Chairperson of the Board and Secretary, and Alfred C. Liggins, III, Chief Executive Officer (“CEO”), President and Treasurer, is included above in “Proposal 2 — Election of Other Directors.”

Scott R. Royster Executive Vice President and Chief Financial Officer Age: 42	Mr. Royster has been Executive Vice President of Radio One since 1997 and Chief Financial Officer (‘‘CFO”) of Radio One since 1996. Prior to joining Radio One, he served as an independent consultant to Radio One. From 1995 to 1996, Mr. Royster was a principal at TSG Capital Group, LLC, a private equity investment firm located in Stamford, Connecticut, which became an investor in Radio One in 1987. Mr. Royster has also served as an associate and later a principal at Capital Resource Partners from 1992 to 1995, a private capital investment firm in Boston, Massachusetts. Mr. Royster is a graduate of Duke University and Harvard Business School.

Linda J. Vilardo Vice President, Assistant Secretary and Chief Administrative Officer Age: 49	Ms. Vilardo has been Chief Administrative Officer (‘‘CAO”) of Radio One since November 2004, Assistant Secretary since April 1999, Vice President since February 2001, and General Counsel from January 1998 to January 2005. Prior to joining Radio One, Ms. Vilardo was a partner in the Washington, DC office of Davis Wright Tremaine LLP, where she represented Radio One as outside counsel. From 1992 to 1997, she was a shareholder of Roberts & Eckard, P.C., a firm that she co-founded. Ms. Vilardo is a graduate of Gettysburg College, the National Law Center at George Washington University and the University of Glasgow.

Zemira Z. Jones Vice President of Operations Age: 53	Mr. Jones has been Vice President of Operations of Radio One since July 2004. Mr. Jones has over 30 years of experience in radio and television, including 25 years in general management and sales management. Prior to joining Radio One, he served as President and General Manager with ABC Radio for 12 years, including nine years as President and General Manager of ABC Radio Chicago. Mr. Jones graduated from the University of Maryland with a BS in marketing and business administration.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 30, 2007 by:

•	each person (or group of affiliated persons) known by us to be the beneficial owner of more than five percent of any class of common stock;

•	each of the current executive officers named in the Summary Compensation Table;

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

In the case of persons other than our executive officers, directors and nominee, such information is based solely upon a review of the latest schedules 13D or 13G, as amended. Each individual stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted. Information with respect to the beneficial ownership of the shares has been provided by the stockholders. The number of shares of stock includes all shares that may be acquired within 60 days of April 30, 2007.

	Common Stock
	Class A		Class B		Class C		Class D
	Number	Percent	Number	Percent	Number	Percent	Number	Percent
	of	of	of	of	of	of	of	of
	Shares	Class	Shares	Class	Shares	Class	Shares	Class

Catherine L. Hughes(1)(2)(3)(4)(5)(6)	1,000	*	851,536	29.8%	1,595,279	50.9%	5,192,409	5.8%
Alfred C. Liggins, III(1)(5)(6)(7)(8)(9)(10)	37,936	*	2,010,307	70.2%	1,556,980	49.7%	7,839,242	8.7%
Scott R. Royster (11)(12)	52,364	*	—	—	—	—	539,171	*
Linda J. Vilardo(13)	7,799	*	—	—	—	—	155,154	*
Zemira Z. Jones(14)	—	—	—	—	—	—	20,000	*
Terry L. Jones(15)	50,757	*	—	—	—	—	56,184	*
Brian W. McNeill(16)	26,434	*	—	—	—	—	136,435	*
L. Ross Love(17)	250	*	—	—	—	—	54,831	*
D. Geoffrey Armstrong(18)	10,000	*	—	—	—	—	30,000	*
Ronald E. Blaylock(19)	—	—	—	—	—	—	35,000	*
B. Doyle Mitchell, Jr.	—	—	—	—	—	—	—	—
Ariel Capital Management, Inc.(20)	—	—	—	—	—	—	11,060,085	12.7%
Barclays Global Investors, NA(21)	762,373	13.2%	—	—	—	—	—	—
Concordia Advisors(22)	596,277	10.4%	—	—	—	—	—	—
Citadel Limited Partnership(23)	—	—	—	—	—	—	4,595,989	5.3%
Fine Capital Partners, L.P.(24)	—	—	—	—	—	—	5,092,622	5.9%
JP Morgan Chase & Co.(25)	611,789	10.7%	—	—	—	—	—	—
The Vanguard Group(26)	416,568	7.3%	—	—	—	—	—	—
All Directors and Named Executives as a group (10 persons)	186,540	3.3%	2,861,843	100%	3,121,048	99.6%	13,995,429	15.6%

*	Less than 1%.

(1)	Includes 31,211 shares of Class C common stock and 62,997 shares of Class D common stock held by Hughes-Liggins & Company, L.L.C., the members of which are the Catherine L. Hughes Revocable Trust, dated March 2, 1999, of which Ms. Hughes is the trustee and sole beneficiary (the “Hughes Revocable Trust”), and the Alfred C. Liggins, III Revocable Trust, dated March 2, 1999, of which Mr. Liggins is the trustee and sole beneficiary (the “Liggins Revocable Trust”). The address of Ms. Hughes and Mr. Liggins is 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706.

(2)	The shares of Class B common stock, 247,366 shares of Class C common stock and 3,820,133 shares of Class D common stock are held by the Hughes Revocable Trust; 192,142 shares of Class C common stock and 286,875 shares of Class D common stock are held by the Catherine L. Hughes Charitable Lead Annuity Trust, dated March 2, 1999, of which Harold Malloy is trustee; 1,124,560 shares of Class C common stock and 520,404 shares of Class D common stock are held by the Catherine L. Hughes Dynastic Trust, dated March 2, 1999, of which Ms. Hughes is the trustee and sole beneficiary.

(3)	On April 25, 2006, the Hughes Revocable Trust entered into a variable prepaid forward contract with a financial institution, which will require it to deliver a minimum of 466,667 shares and a maximum of

560,000 shares of Class D common stock on the expiration of the 24 month contract, as determined by the closing price of the Class D common stock on the maturity date of the contract, or settle with a cash payment.

(4)	Includes 500,000 shares of Class D common stock obtainable upon the exercise of stock options, which were cancelled in May 2007.

(5)	The shares of Class A common stock and Class B common stock are subject to a voting agreement between Ms. Hughes and Mr. Liggins with respect to the election of Radio One’s directors.

(6)	As of April 30, 2007 the combined economic and voting interests of Ms. Hughes and Mr. Liggins were 17.0% and 83.3%, respectively.

(7)	The shares of Class B common stock, 605,313 shares of Class C common stock, and 5,611,565 shares of Class D common stock are held by the Liggins Revocable Trust; and 920,456 shares of Class C common stock, and 338,808 shares of Class D common stock are held by the Alfred C. Liggins, III Dynastic Trust dated March 2, 1999, of which Mr. Liggins is the trustee and sole beneficiary..

(8)	Includes 645,000 shares of Class D common stock held by the Liggins Revocable Trust that are pledged as collateral on a line of credit with a financial institution.

(9)	On April 25, 2006, the Liggins Revocable Trust entered into a variable prepaid forward contract with a financial institution which will require it to deliver a minimum of 312,500 shares and a maximum of 375,000 shares of Class D common stock on the expiration of the 24 month contract, as determined by the closing price of the Class D common stock on the maturity date of the contract, or settle with a cash payment.

(10)	Includes 1,750,000 shares of Class D common stock obtainable upon the exercise of stock options, of which 250,000 were cancelled in May 2007.

(11)	Includes 18,646 shares of Class A common stock and 112,292 shares of Class D common stock obtainable upon the exercise of stock options.

(12)	Includes 33,718 shares of Class A common stock and 426,879 shares of Class D common stock pledged to secure a loan from Radio One.

(13)	Includes 7,799 shares of Class A common stock and 155,654 shares of Class D common stock obtainable upon the exercise of stock options, of which 100,000 were cancelled in June 2007.

(14)	Represents shares obtainable upon the exercise of options.

(15)	Includes 55,000 shares of Class D common stock obtainable upon the exercise of stock options and 300 shares of Class A common stock and 600 shares of Class D common stock held by Mr. Jones as custodian for each of his three daughters.

(16)	Includes 55,000 shares of Class D common stock obtainable upon the exercise of stock options.

(17)	Includes 30,000 shares of Class D common stock obtainable upon the exercise of stock options; 5,458 shares of Class D common stock held by LRC Love Limited Partnership, in which Mr. Love has a controlling interest; and 14,827 shares of Class D common stock held by Ms. Cheryl H. Love, Mr. Love’s spouse.

(18)	Includes 30,000 shares of Class D common stock obtainable upon the exercise of stock options.

(19)	Represents shares obtainable upon the exercise of stock options.

(20)	The address of Ariel Capital Management, Inc. is 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601. This information is based on a Schedule 13G/A filed on April 10, 2007.

(21)	The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, CA, 94105. This information is based on a Schedule 13G filed on January 23, 2007.

(22)	The address of Concordia Advisors Ltd. is 12 Bermudiana Road, Hamilton HM-11, Bermuda. This information is based on a Schedule 13G filed on January 23, 2007.

(23)	The address of Citadel Limited Partnership is 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603. This information is based on a Schedule 13G filed on January 31, 2007.

(24)	The address of Fine Capital Partners, L.P. is 152 West 57th Street, New York, NY 10019. This information is based on a Schedule 13G filed on October 31, 2006.

(25)	The address of JP Morgan Chase & Co. is 270 Park Avenue, New York, NY 10017. This information is based on a Schedule 13G filed on February 12, 2007.

(26)	The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. This information is based on a Schedule 13G filed on February 14, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Radio One’s directors and executive officers and persons who beneficially own more than ten percent of our common stock to file with the Securities and Exchange Commission (“SEC”) reports showing ownership and changes in ownership of our common stock and other equity securities. On the basis of reports and representations submitted by Radio One’s directors, executive officers, and greater than ten percent owners, we believe that all required Section 16(a) filings for the fiscal year ended December 31, 2006 were timely made, except that Form 5s were not timely filed for the director grants issued in 2005.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Presently, there are seven members of the board of directors, five of whom are neither officers nor employees of Radio One. The board held eight meetings during 2006. Each director attended more than 75% of the aggregate number of meetings of the board and committees thereof on which he or she served.

Communication with the Board

Our stockholders may communicate directly with the board of directors. All communications should be in written form and directed to Radio One’s Assistant Secretary at the following address:

Assistant Secretary
Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706

Communications should be enclosed in a sealed envelope that prominently indicates that it is intended for Radio One’s board of directors. Each communication intended for Radio One’s board of directors and received by the Assistant Secretary that is related to the operation of Radio One and is relevant to the director’s service on the board shall be forwarded to the specified party following its clearance through normal review and appropriate security procedures.

Committees of the Board of Directors

The board has a standing audit committee, compensation committee and nominating committee.

Audit Committee

The audit committee consists of D. Geoffrey Armstrong, Brian W. McNeill and Ronald E. Blaylock, each of whom satisfy the requirements for audit committee membership under the listing standards of the Nasdaq Stock Market. Mr. Armstrong and Mr. McNeill are independent, as that term is defined in Rule 4200(a)(14) of the Nasdaq Marketplace Rules. Because Mr. Blaylock is Chairman and CEO of Blaylock & Company, Inc., formerly Blaylock & Partners, L.P., (“Blaylock”) an investment banking firm that participated in the underwriting of Radio One’s 6 3/8 Senior Subordinated Notes issued in February 2005, Mr. Blaylock does not meet this requirement. As permitted by Nasdaq rules, our board of directors has determined that Mr. Blaylock’s membership on the audit committee is required in the best interests of Radio One and its stockholders. Blaylock was not the lead underwriter of the transaction and Mr. Blaylock has been independent in all other matters in relation to Radio One. In reaching its determination, our board of directors considered Mr. Blaylock’s substantial experience with financial accounting and internal controls, which he obtained as Chairman and CEO of Blaylock. The board of directors has determined that Mr. Armstrong qualifies as an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities Act of 1933. The board has adopted a written audit committee charter, which is available on our website at www.radio-one.com/about/audit_committee.asp. The audit committee met seven times during 2006.

The audit committee is responsible for oversight of the quality and integrity of the accounting, auditing and reporting practices of Radio One, and as part of this responsibility the audit committee:

•	selects our independent auditors;

•	reviews the services performed by our independent auditors, including non-audit services, if any;

•	reviews the scope and results of the annual audit;

•	reviews the adequacy of the system of internal accounting controls and internal control over financial reporting;

•	reviews and discusses the financial statements and accounting policies with management and our independent auditors;

•	reviews the performance and fees of our independent auditors;

•	reviews the independence of our auditors;

•	reviews the audit committee charter; and

•	reviews related party transactions, if any.

Compensation Committee

Our compensation committee consists of Terry L. Jones, Brian W. McNeill and D. Geoffrey Armstrong. The compensation committee held three meetings during 2006. The board has adopted a written compensation committee charter. The functions of the compensation committee include:

•	reviewing and approving the salaries, bonuses and other compensation of our executive officers, including stock option or restricted stock grants;

•	establishing and reviewing policies regarding executive officer compensation and perquisites; and

•	performing such other duties as shall from time to time be delegated by the board.

Nominating Committee

Our nominating committee consists of Alfred C. Liggins, III, Catherine L. Hughes, Terry L. Jones and Brian W. McNeill. The nominating committee is responsible for recommending the criteria for selection of board members and assisting the board in identifying candidates. The nominating committee held one meeting during 2006. The nominating committee does not have a charter.

The nominating committee reviews the qualifications of all persons recommended by stockholders as nominees to the board of directors to determine whether the recommended nominees will make good candidates for consideration for membership on the board. The nominating committee has not established specific minimum qualifications for recommended nominees. However, as a matter of practice, the nominating committee evaluates recommended nominees for directors based on their integrity, judgment, independence, financial and business acumen, relevant experience, and their ability to act on behalf of all stockholders, as well as meet the needs of the board. Following such evaluation, the nominating committee will make recommendations for director membership and review the recommendations with the board, which will decide whether to invite the candidate to be a nominee for election to the board. The nominating committee recommended to the board that the incumbent directors be nominated for re-election to the board at the annual meeting.

For a stockholder to submit a candidate for consideration to the nominating committee, a stockholder must notify Radio One’s Assistant Secretary. To make a recommendation for director nomination in advance of an annual meeting of Radio One, a stockholder must notify Radio One’s Assistant Secretary in writing no later than 120 days prior to the anniversary of the date of the prior year’s annual meeting proxy statement. Notices should be sent to:

Assistant Secretary
Radio One, Inc.
5900 Princess Garden Parkway
7th Floor
Lanham, MD 20706

All notices must include all information relating to the stockholder and the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for elections of directors under the proxy rules of the SEC.

Controlled Company Exemption

We are a “controlled company” under rules governing the listing of our securities on the Nasdaq Stock Market because more than 50% of our voting power is held by Catherine L. Hughes, our Chairperson of the Board and Secretary, and Alfred C. Liggins, III, our CEO, President and Treasurer. See “Security Ownership of Beneficial Owners and Management” above. Therefore, we are not subject to Nasdaq Stock Market listing rules that would otherwise require us to have (i) a majority of independent directors on the board; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, officers and employees and meets the requirements of the rules of the SEC and the Nasdaq Stock Market. The Code of Ethics is available on our website, www.radio-one.com, or can be obtained without charge by written request to Assistant Secretary, Radio One, Inc., 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706. We do not anticipate making material amendments to or waivers from the provisions of the Code of Ethics. If we make any material amendments to our Code of Ethics, or if our board of directors grants any waiver from a provision thereof to our executive officers or directors, we will disclose the nature of such amendment or waiver, the name of the person(s) to whom the waiver was granted and the date of the amendment or waiver in a current report on Form 8-K.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Policies and Philosophy

The overall objective of our compensation to our executives is to attract, motivate, retain and reward the top-quality management that we need in order to operate successfully and meet our strategic objectives. To achieve this, we aim to provide a compensation package that is competitive in the market, provides rewards for achieving financial, operational and strategic performance goals, and aligns executives’ financial interests with those of our shareholders.

We operate in the intensely competitive media industry, which is characterized by rapidly changing technology, evolving industry standards, frequent introduction of new media services, price and cost competition, limited advertising dollars, and extensive regulation. We face many aggressive and well-financed competitors. In this environment, our success depends on attracting and maintaining a leadership team with the integrity, skills, and dedication needed to manage a dynamic organization and the vision to anticipate and respond to future market developments. We use our executive compensation program to help us achieve this objective. Part of the compensation package is designed to enable us to assemble and retain a group of executives who have the collective and individual abilities necessary to run our business to meet these challenges. Other parts are intended to focus these executives on achieving financial results that enhance the value of our stockholders’ investment. At the same time, the compensation structure is flexible, so that we can meet the changing needs of our business over time and reward executive officers and managers based on the financial performance of operations under their control.

Process

Our compensation committee meets periodically during the year. In addition, members of the compensation committee discuss compensation matters with our CEO and CFO and among themselves informally outside of meetings. In establishing the compensation levels for Radio One’s executive officers, the compensation committee considers a number of qualitative and quantitative factors, including the level and types of compensation paid to executive officers in similar positions by comparable companies, and an evaluation of Radio One’s financial performance.

Our CEO provides input into the compensation discussion and makes recommendations to the compensation committee for annual compensation changes and bonuses for the executive officers and the appropriateness of additional long-term incentive compensation. We review the compensation paid to executives at other comparable media companies as a reference point for determining the competitiveness of our executive compensation. Our peer group of radio broadcasting companies includes Clear Channel Communications, Inc., Cox Radio, Inc., Emmis Communications Corp., Entercom Communications Corp. and Saga Communications Inc. The compensation committee has recently retained a benefits consulting firm to assist with setting compensation for our executives.

Principal Components of Executive Compensation

•	Base salary. Our objective is to pay our executives compensation that is competitive in the marketplace and reflects the level of responsibility and performance of the executive, the executive’s experience and tenure, the scope and complexity of the position, the compensation of the executive compared to the compensation of our other key salaried employees and the compensation paid for comparable positions by other companies in the radio broadcast industry, and the performance of our Company. During 2006, we had multiple-year employment agreements with Scott R. Royster and Linda J. Vilardo that establish their base salaries and annual increases. We are in the process of negotiating a new employment agreement for CEO Alfred C. Liggins, III. The compensation committee believes that entering into these agreements assists us in retaining our key officers for a certain period of time and focuses the officers’ energies on our business. Notwithstanding the provisions of existing employment agreements, the annual salaries of the Chairperson, CEO, CFO and CAO were not increased during 2006.

•	Bonus. Our executives receive an annual bonus intended to provide financial incentives for performance and to align the goals and performance of the executive to our overall objectives. The compensation committee has significant flexibility in awarding cash bonuses. The compensation committee may consider information such as our year-to-year revenue growth compared to that of the radio industry, same station revenue, operating performance versus our business plan, acquisitions and divestitures, employee retention, sales and operating initiatives, and stock price performance compared to the industry peer group. Bonus recommendations for executive officers other than the CEO are proposed by the CEO, reviewed, revised when appropriate, and approved by the compensation committee. The compensation committee establishes the bonus level for the CEO. The bonus is typically paid in the first quarter of each year, based on our performance for the just completed prior fiscal year.

•	Long-term Incentives. We believe that equity ownership by the executives provides incentive to build stockholder value, aligns the interests of the executives with the interests of stockholders and serves as motivation for long-term performance. Stock awards are made pursuant to the Radio One Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan, which was approved by our stockholders (as amended, the “1999 Stock Plan”). We can grant options or restricted stock to employees, consultants and non-employee directors under the plan. We may not grant awards of more than 704,050 shares of our Class A common stock or more than 1,908,099 shares of our Class D common stock to any one participant in any calendar year. Options may be either non-qualified stock options or incentive stock options, as those terms are defined in the Internal Revenue Code. Each option will be exercisable in whole or in installments, as determined at the time of grant, and will expire not more than ten years from the date of grant. The 1999 Stock Plan enables us to provide and tailor incentive compensation for the retention of key personnel and to support long-term corporate and business objectives. In addition, the plan allows us to anticipate and respond to a changing business environment and competitive compensation practices. The compensation committee administers the plan and establishes the size of the initial and periodic grants to the CEO and the other executive officers.

Upon hiring officers, managers, and certain other key employees, the CEO typically approves stock option or restricted stock grants under the stock option plan, subject to applicable vesting periods. The CEO, with the approval of the compensation committee, considers awarding additional grants to eligible employees under the 1999 Stock Plan, usually on an annual basis, based on Company performance and our objective to provide compensation packages that are appropriately competitive with compensation offered by other companies in the radio broadcasting industry. Historically, we have utilized stock options as our primary means of providing long-term incentive compensation. Management and the compensation committee are currently assessing the costs and benefits of long term incentive compensation for its employees in light of the Company’s adoption, effective January 1, 2006, of Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment.” SFAS No. 123(R) sets forth accounting requirements for share-based compensation to employees using a fair-value based method. We did not make a company-wide grant of stock options or other equity incentive awards in 2006 and none of the executive officers was granted options in 2006.

Other Benefits and Perquisites

As part of our competitive compensation package to attract and retain talented employees, we offer retirement, health and other benefits to our employees. Our executive officers participate in the same benefit plans as our other salaried employees. The only benefit programs offered to our executive officers either exclusively or with terms different from those offered to other eligible employees are the following:

•	Deferred Compensation. We have a deferred compensation plan that allows Catherine L. Hughes, our Chairperson, to defer compensation on a voluntary, non-tax qualified basis. Under the plan, she may defer up to a specified amount of her base salary and bonus until death, disability, retirement or termination. The amount owed to her as deferred compensation is an unfunded and unsecured general obligation of our Company. Deferred amounts accrue interest based upon the return earned on a phantom investment account with a designated brokerage firm established by Radio One.

•	Other Perquisites. We provide few perquisites to our executive officers. Currently, we provide or reimburse executives for a company automobile, driver, and various administrative services including home-based administrative support for our CEO.

We have set forth the incremental cost of providing these benefits and perquisites to our named executives in the 2006 Summary Compensation Table in the “All Other Compensation” column.

Post-termination and Change in Control Benefits

Under the employment agreements that we have entered into with Scott R. Royster and Linda J. Vilardo, all of these executives’ unvested stock options will become fully exercisable immediately upon a change in control. Upon termination or resignation for any reason with or without cause, each of these executives is entitled to certain severance benefits including payment of any bonus or other incentive pay relating to the year preceding the termination that is determined but not yet paid and a pro rata portion of the retention bonus provided for in his or her employment agreement. In addition, the executive is entitled to continued medical and dental benefits and payment of his or her base salary (i) for six months upon termination by us at the end of the employment agreement or at the executive’s discretion following a change in control, or (ii) for twelve months upon termination by us without cause or following a change in control or by the officer for good reason. There are currently no agreements that provide benefits to Catherine L. Hughes, Alfred C. Liggins, III or Zemira Z. Jones upon termination or change of control.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes limitations upon the federal income tax deductibility of compensation paid to our CEO and to each of our other four most highly compensated executive officers. Under these limitations, we may deduct up to $1,000,000 of compensation for such executive officer in any one year or may deduct all compensation, even if over $1,000,000, if we meet certain specified conditions (such as certain performance-based compensation that has been approved by stockholders). As the net cost of compensation, including its deductibility, is weighed by the compensation committee against many factors in determining executive compensation, the compensation committee may determine that it is appropriate and in Radio One’s best interest to authorize compensation that is not deductible, whether by reason of Section 162(m) or otherwise.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation for each of the named executive officers for the year ended December 31, 2006:

Summary Compensation Table(1)

				Option	All Other
		Salary	Bonus(2)	Awards(3)	Compensation	Total
Name and Principal Position	Year	($)	($)	$	($)	($)

Catherine L. Hughes Chairperson	2006	$417,700 (4)	$190,000	—	$35,874 (5)	$643,574
Alfred C. Liggins, III CEO	2006	551,250	560,000	—	75,302 (6)	1,186,552
Scott R. Royster CFO	2006	413,700	175,000	$290,055	—	878,755
Linda J. Vilardo CAO	2006	413,700	175,000	277,969	—	866,669
Mary Catherine Sneed(7) former Chief Operating Officer	2006	255,910	175,000	277,969	—	708,879
Zemira Z. Jones Vice President of Operations	2006	341,250	24,721	92,388	—	458,359

(1)	There were no stock awards, non-equity incentive plan compensation or option grants to executive officers in 2006. The Company does not provide a defined benefit pension plan and there were no above-market or preferential earnings on deferred compensation.
(2)	Bonuses were paid the year subsequent to being earned.
(3)	The dollar amount recognized for financial statement reporting purposes in 2006 in accordance with SFAS No. 123(R), for the fair value of options granted in prior years. These values are based on assumptions described in Note 12 to the Company’s consolidated financial statements in its 2006 Annual Report on Form 10-K. Ms. Sneed’s options were forfeited in 2006.
(4)	Includes $28,000 of deferred compensation.
(5)	For company automobile and driver provided to Ms. Hughes.
(6)	For administrative support provided to Mr. Liggins.
(7)	Served as Chief Operating Officer through June 30, 2006.

The following table sets forth the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2006. There were no option exercises during 2006 by the named executive officers. We did not grant any options to officers or directors in 2006 and have not made any stock awards to them.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Number of Securities		Number of Securities
	Underlying Unexercised		Underlying Unexercised
	Options		Options
	(#) exercisable		(#) not exercisable	Option Exercise	Option
Name	Class A	Class D	Class D	Price ($)	Expiration Date

Catherine L. Hughes		*500,000		$13.56	4/3/2011
Alfred C. Liggins, III		*250,000		13.56	4/3/2011
		1,500,000		14.80	8/10/2014
Scott R. Royster	18,646			7.78	5/5/2009
		75,000	25,000	18.88	12/19/2013
		37,292		8.11	5/5/2009
Linda J. Vilardo		**100,000		18.88	12/19/2013
		55,654		8.11	5/05/2009
	7,799			7.78	5/05/2009
Zemira Z. Jones		20,000		14.91	7/12/2014
			35,000	12.60	5/17/2015

*	These options were cancelled in May 2007.
**	These options were cancelled in June 2007.

Non-qualified Deferred Compensation — 2006

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	Fiscal Year End
Name	($)	($)	($)	($)	($)

Catherine L. Hughes	$28,000	-0-	$10,600	-0-	$263,150
Alfred C. Liggins, III	—	—	—	—	—
Scott R. Royster	—	—	—	—	—
Linda J. Vilardo	—	—	—	—	—
Zemira Z. Jones	—	—	—	—	—

The following table shows the potential payments to Mr. Royster, the CFO, and Ms. Vilardo, the CAO upon termination or change in control under their respective employment agreements. For purposes of calculating the potential payments set forth in the table below, we have assumed that (i) the date of termination was December 31, 2006, (ii) the payments are based upon the terms of the employment agreement which was in effect on December 31, 2006, and (iii) the stock price was $6.74, the closing market price of our Class D common stock on December 29, 2006, the last business day of the 2006 fiscal year.

Potential Payments upon Termination or Change in Control

		Termination w/o	Termination for
		Cause or Upon	Cause or
	Resignation of	Change of Control	Resignation w/o
	Officer Upon	or Resignation for	Good Reason, Death
	Change in Control	Good Reason	or Disability
Executive Benefits and Payments Upon Termination for Scott R. Royster
Base Salary/Severance	$206,850	$413,700	n/a
Pro rata portion of retention bonus	1,686,750	1,686,750	$1,686,750
Medical and Dental	1,100	2,200	n/a
Total	$1,894,700	$2,102,650	$1,686,750

Executive Benefits and Payments Upon Termination for Linda J. Vilardo
Base Salary/Severance	$206,850	$413,700	n/a
Pro rata portion of retention bonus	$1,084,900	$1,084,900	$1,084,900
Medical and Dental	1,100	2,200	n/a
Total	$1,292,850	$1,500,800	$1,084,900

Directors’ Fees

Our non-employee directors each receive a retainer of $20,000 annually. In addition, they receive $1,000 each quarter for board meetings attended, and are reimbursed for all out-of-pocket expenses related to meetings attended. Non-employee directors serving as chairperson of a committee of the board of directors receive an extra $10,000 per annum. Each of our non-officer directors also received options to purchase 5,000 shares of Class D common stock in 2004 and 10,000 shares in 2005. The directors did not receive stock options, stock awards, incentive plan or other non-cash compensation in 2006. Our officers who serve as directors do not receive compensation for their services as directors other than the compensation they receive as officers of Radio One.

2006 Director Compensation

Fees Earned or
Name	Paid in Cash ($)

Terry L. Jones	$37,000
Brian W. McNeill	27,000
L. Ross Love	27,000
D. Geoffrey Armstrong	37,000
Ronald E. Blaylock	23,000

Employment Agreements

President and Chief Executive Officer.  Alfred C. Liggins, III is employed as our President, CEO and Treasurer and is a member of the board of directors. His previous employment agreement expired on April 9, 2005. We are currently in the process of negotiating a new employment agreement with Mr. Liggins.

Chief Financial Officer.  Scott R. Royster is employed as Executive Vice President and CFO under an amended and restated employment agreement with a term extending through October 18, 2010. His employment agreement provides for a base salary which is subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the board of directors. Under the employment agreement, if Mr. Royster remains employed by Radio One through October 18, 2010, he will receive a retention bonus in the amount of $7.0 million and, if his employment is terminated before that date, he will receive a pro rata portion of the retention bonus based on the number of days he is employed by Radio One between October 18, 2005 and October 18, 2010.

Chief Administrative Officer.  Linda J. Vilardo is employed as CAO, Vice President and Assistant Secretary pursuant to an employment agreement with us. The employment agreement provides for a base salary which is subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the board of directors. The employment agreement also provides that if Ms. Vilardo remains employed by Radio One through October 31, 2008, she will receive a retention bonus in the amount of $2.0 million and, if her employment is terminated before that date, she will receive a pro rata portion of the retention bonus based on the number of days she is employed by Radio One between October 31, 2004 and October 31, 2008.

401(k) Plan

We adopted a defined contribution 401(k) savings and retirement plan effective August 1, 1994. Employees are eligible to participate after completing 90 days of service and attaining age 21. Participants may contribute up to $15,000 of their gross compensation, subject to certain limitations. Employees age 50 or older can make an additional catch-up contribution of up to $5,000. Effective January 1, 2006, we provide a match of fifty cents for every dollar an employee contributes up to 6% of the employee’s salary, subject to certain limitations.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2006, the number of shares of Class A and Class D common stock that are issuable upon the exercise of stock options outstanding under our 1999 Stock Plan, as amended on May 26, 2004 to increase the shares of Class D common stock available for issuance under the plan.

			Number of Securities
			Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance Under
	to be Issued Upon	Exercise Price	Equity Compensation Plans
	Exercise of	of Outstanding	(Excluding Securities
	Outstanding Options,	Options, Warrants	Reflected in the
Plan Category	Warrants and Rights	and Rights	First Column)

Equity compensation plans approved by security holders
Radio One, Inc. Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan
Class A	53,963	$7.78	1,259,091
Class D	5,916,542	$14.55	4,235,972
Equity compensation plans not approved by security holders	—		—

Total	5,970,505		5,495,063

COMPENSATION COMMITTEE REPORT

This report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any of Radio One’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

Director Terry L. Jones was the Chairperson and directors Brian W. McNeill and D. Geoffrey Armstrong served on the compensation committee. The compensation committee has reviewed the performance of the executive officers of Radio One, Inc. and approved their 2006 compensation, including salary and cash bonus amounts. The compensation committee also has reviewed and discussed the Compensation Discussion and Analysis for the fiscal year ended December 31, 2006, with the management of Radio One. Based on its review and discussion, the compensation committee recommends that this Compensation Discussion and Analysis be included in Radio One’s proxy statement relating to the 2007 annual meeting of shareholders.

Respectfully submitted,

Compensation Committee:

Terry L. Jones, Chairman
Brian W. McNeill
D. Geoffrey Armstrong

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All of the directors serving on Radio One’s compensation committee are non-employee directors of Radio One. The compensation committee currently consists of three directors, Terry L. Jones, Brian W. McNeill and D. Geoffrey Armstrong. No member of our compensation committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. Mr. Jones is the President of Syndicated Communications, Inc. For a description of relationships between Radio One and Syndicated Communications, Inc., see “Certain Relationships and Related Transactions.”

AUDIT COMMITTEE REPORT

This report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any of Radio One’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

The audit committee’s responsibilities are described in its written charter adopted by the board. The audit committee charter is posted on Radio One’s website located at www.radio-one.com. The audit committee fulfills its responsibilities through periodic meetings with our independent auditors and management. The audit committee reviews the financial information that will be provided to stockholders and others, the systems of internal controls that management and the board have established, and the audit process. In fulfilling these responsibilities, the committee, among other things, oversees the independent auditors and confirms their independence, oversees internal accounting and financial staffing, reviews financial statements, earnings releases and accounting matters, and reviews related party transactions. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The committee meetings regularly included separate sessions with the independent auditors, in each case without the presence of Radio One’s management. As part of its oversight of Radio One’s financial statements, the committee reviewed and discussed with both management and the independent auditors the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2006 and quarterly operating results prior to their issuance. During 2006, management advised the committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the committee. The committee also held discussions with management and the independent auditors regarding the effectiveness of Radio One’s internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended, which includes, among other items, matters related to the conduct of the annual audit of Radio One’s financial statements. In addition, the committee discussed with the independent auditors the auditors’ independence from Radio One and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the committee satisfied itself as to the independent auditors’ independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the board, and the board approved, the inclusion of the audited financial statements in Radio One’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Respectfully submitted,

Audit Committee:

D. Geoffrey Armstrong
Brian W. McNeill
Ronald E. Blaylock

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all transactions and relationships in which Radio One and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. In addition, our Code of Ethics requires our directors, executive officers and principal financial officers to report to the board or the audit committee any situation that could be perceived as a conflict of interest. Once a related person transaction has been identified, the board of directors may appoint a special committee of the board to review and, if appropriate, approve such transaction. The special committee will consider the material facts, such as the nature of the related person’s interest in the transaction, the terms of the transaction, the importance of the transaction to the related person and to us, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and other matters it deems appropriate. As required under the SEC rules, we disclose in the proxy statement related party transactions that are directly or indirectly material to us or a related person.

WDBZ-AM Cincinnati Purchase from Blue Chip Communications, Inc.

In March 2007, Radio One signed an agreement to acquire the assets of WDBZ-AM, a Cincinnati radio station, from Blue Chip Communications, Inc. (“Blue Chip”) for approximately $2.6 million in seller financing. Blue Chip is wholly owned by Mr. L. Ross Love, a director of Radio One, who until August 2006 was also a member of Radio One’s audit committee. The transaction was approved by an independent committee appointed by the board of directors, comprised of Mr. D. Geoffrey Armstrong and Mr. Brian McNeill, both independent directors. Radio One retained the firm of Bond & Pecaro to provide a fair value appraisal for the station. Bond & Pecaro appraised the station for $3.4 million as of October 2006. Radio One continues to operate WDBZ-AM under a local management agreement for no annual fee pending completion of the purchase, which is expected to take place in the second half of 2007.

WDMK-FM Transmitter Site Purchase from American Signaling Corporation

In September 2006, Bell Broadcasting Company, a Radio One subsidiary, purchased the transmitter site for WDMK-FM for $925,000 from American Signaling Corporation, a wholly-owned subsidiary of Syndicated Communications Venture Partners II, L.P. (“Syncom Partners”). Terry L. Jones is a general partner of Syncom Partners, with a 6.7% equity interest, and is also a member of Radio One’s board of directors. The terms of the transaction were approved by an independent committee appointed by the board of directors. Prior to the purchase,

Radio One leased the transmitter site from Syncom Partners under terms that we believe were not materially different than if the agreement were with an unaffiliated third party. The annual rent for the tower space was $75,000 per year, and rent paid in 2006 was $50,000.

Music One, Inc.

Ms. Hughes and Mr. Liggins own a music recording company called Music One, Inc. (“Music One”). In 2006, Music One paid Radio One a total of $169,000 for office space and administrative services provided to Music One in 2005 and 2006. Radio One paid $5,900 to or on behalf of Music One in 2006, primarily for a market event and travel reimbursement. Radio One sometimes promotes the recorded music product of Music One. Based on the cross-promotional value received by Radio One, we believe that the provision of such promotion is fair to Radio One; there were no cash, trade or no-charge orders placed by Music One in 2006.

Executive Officers’ Loans

In 1999, we extended an unsecured loan to Scott R. Royster in the amount of $87,564, evidenced by a demand promissory note, at an annual interest rate of 5.56%. As of December 31, 2006, the aggregate outstanding principal balance and accrued interest on this loan was approximately $133,000. The purpose of the loan was to pay Mr. Royster’s tax liability with respect to a restricted stock grant.

In connection with his employment agreement, Mr. Royster agreed to purchase from us and we agreed to sell to him 333,334 shares of Class A common stock and 666,666 shares of Class D common stock, each for a purchase price of $7.00 per share. The purchase price for such shares was funded by a loan from us in 2000, at a variable rate (based on the applicable market rate published by the Internal Revenue Service), evidenced by a full recourse promissory note maturing in 2010. As of December 31, 2006, the outstanding principal balance and accrued interest on the loan was approximately $1.6 million.

In 1999, we extended an unsecured loan to Ms. Mary Catherine Sneed, former Chief Operating Officer, in the amount of $262,539, at an annual interest rate of 5.56%. The purpose of the loan was to pay the tax liability with respect to incentive grants of Radio One of Atlanta, Inc. stock received by Ms. Sneed. In July 2006, Ms. Sneed paid $407,000 in cash to satisfy this loan in full, after she left the Company.

PROPOSAL 3 — RATIFICATION OF INDEPENDENT AUDITORS

Our financial statements for the year ended December 31, 2006 have been audited by Ernst & Young LLP, our independent auditors. The board of directors has appointed Ernst & Young LLP as independent auditors to audit our financial statements for the year ending December 31, 2007. Although not required by the bylaws or other applicable laws, the board of directors, in accordance with accepted corporate practice, is asking stockholders to ratify the action of the board of directors in appointing the firm of Ernst & Young LLP to be the independent auditors of Radio One for the year ending December 31, 2007, and to perform such other services as may be requested.

Whether the selection of Ernst & Young LLP is ratified or not by our stockholders at the annual meeting, the board in its discretion may select and appoint a different independent auditor at any time. In all cases, the board of directors will make any determination as to the selection of Radio One’s independent auditors in light of the best interests of Radio One and its stockholders.

Representatives of Ernst & Young LLP will be present at the meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Accountant Fees

The following table shows the fees paid or accrued by us for audit and other services provided by Ernst & Young LLP during 2005 and 2006:

	Year Ended
	December 31,
	2006	2005

Audit fees(1)	$1,496,000	$1,019,000
Audit-related fees(2)	38,000	65,000
Tax-related fees(3)	36,000	—
All other fees	—	—

(1)	Consists of professional services rendered in connection with the audit of our financial statements for the most recent fiscal year, reviews of the financial statements included in our quarterly reports on Form 10-Q during the fiscal years ended December 31, 2005 and December 31, 2006, and the issuance of consents for filings with the SEC.
(2)	Includes transaction due diligence and related accounting consultations.
(3)	Fees for cost allocation/transfer pricing study.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed for Radio One by Ernst & Young LLP. This policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. The audit committee has delegated to the Chairperson of the audit committee authority to approve permitted services up to a certain amount provided that the Chairperson reports any decisions to the audit committee at its next scheduled meeting.

The Board Unanimously Recommends that You Vote “For”
the Ratification of Ernst & Young LLP as Independent Auditors
for the Year Ending December 31, 2007.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

In order for a stockholder proposal intended to be presented pursuant to Rule 14a-8 under the Exchange Act to be included in the proxy statement for the 2008 annual meeting, we must receive it no later than January 4, 2008, the date that is expected to be approximately 120 days prior to the mailing of the proxy statement for the 2008 annual meeting of stockholders. To be considered for inclusion in our proxy statement for that meeting, the stockholder proposal must be in compliance with Rule 14a-8 under the Exchange Act. In order for a stockholder proposal outside of Rule 14a-8 to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, the stockholder proposal must be received by Radio One no later than March 10, 2008. Stockholder proposals must be submitted in writing by notice delivered to the Assistant Secretary, Radio One, Inc., 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706.

OTHER BUSINESS

At this time, the board of directors does not know of any business to be brought before the meeting other than the matters described in the notice of annual meeting. However, if a stockholder properly brings any other matters for action, each person named in the accompanying proxy intends to vote the proxy in accordance with his or her judgment on such matters.

By Order of the Board of Directors,

Linda J. Vilardo
Assistant Secretary

ANNUAL MEETING OF STOCKHOLDERS OF
RADIO ONE, INC.
Class A and/or Class B Common Stock
July 19, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided.â
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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
							FOR	AGAINST	ABSTAIN
1. Election of Class A Directors					3.	Ratification of the appointment of Ernst & Young LLP as	☐	☐	☐
2. Election of Other Directors						independent auditors for the Company for the year ending
		NOMINEES:				December 31, 2007.
☐	FOR ALL NOMINEES	O	Brian W. McNeill	Class A Director
		O	Terry L. Jones	Class A Director
☐	WITHHOLD AUTHORITY	O	Catherine L Hughes	Other Director	By signing this proxy card, you acknowledge receipt of the Notice of Annual
	FOR ALL NOMINEES	O	Alfred C. Liggins, III	Other Director	Meeting of Stockholders to be held July 19, 2007 and the Proxy Statement dated
		O	D. Geoffrey Armstrong	Other Director	June 21, 2007.
☐	FOR ALL EXCEPT	O	B. Doyle Mitchell, Jr.	Other Director
	(See instructions below)	O	Ronald E. Blaylock	Other Director	When this proxy card is properly executed, the shares to which it relates will be voted in accordance with the directions indicated hereon. If no direction is made, the shares will be voted FOR the proposals above.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR
ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that ☐
changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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RADIO ONE, INC.
5900 Princess Garden Parkway
Lanham, Maryland 20706
This Proxy is solicited by the Board of Directors
for the Annual Meeting of Stockholders to be held on July 19, 2007.
     The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders of Radio One, Inc. (the “Company”) and the accompanying Proxy Statement. The undersigned holder of Class A and/or Class B common stock hereby appoints Scott R. Royster and Linda J. Eckard Vilardo, and each of them individually, as proxies, each with the powers the undersigned would possess if personally present, and each with full power of substitution, to vote as specified in this proxy all of the shares of Class A and/or Class B common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held July 19, 2007, and at any adjournments or postponements thereof.
     With respect to such other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting, the proxies named above are authorized to vote upon those matters in their discretion. The undersigned Stockholder hereby revokes any proxy or proxies heretofore executed for such matters.
     You are encouraged to specify your choices by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. Your shares cannot be voted unless you sign, date and return this card.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.
(Continued and to be signed on the reverse side)

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